UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN CONSENT STATEMENT

SCHEDULE 14A INFORMATION

Consent Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ZIOPHARM ONCOLOGY, INC.
(Name of Registrant as Specified in Its Charter)

ROBERT W. POSTMA WATERMILL ASSET MANAGEMENT CORP. JAIME VIESER HOLGER WEIS
(Name of Persons(s) Filing Consent Statement, if Other Than the Registrant)

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WaterMill Asset Management Corp., together with the other participants named herein (collectively, “WaterMill”), has filed a definitive consent statement and accompanying WHITE consent card with the Securities and Exchange Commission to be used to solicit consents from shareholders of Ziopharm Oncology, Inc., a Delaware corporation (the “Company”), for a number of proposals, the ultimate effect of which, if successful, would be to reconstitute the Board of Directors of the Company (the “Board”) through the removal of four current members of the Board and the election of WaterMill’s three highly-qualified nominees.

Item 1: On November 24, 2020, WaterMill issued the following press release:

WaterMill Asset Management Sets the Record Straight Following Ziopharm’s Apparent Attempt to Mislead Shareholders and Rewrite History

Issues New Rebuttal Presentation that Systematically Exposes and Refutes the Distortions in Ziopharm’s November 19th Deck

Makes Clear That Shareholders Have Been Continuously Harmed by Value-Destructive Business Decisions Before and After Ziopharm’s Dissolution of the Intrexon/Precigen Agreement in 2018

Urges Shareholders to Vote on the WHITE Consent Card to Reconstitute the Board with WaterMill’s Three Aligned, Independent and Highly-Qualified Director Candidates

NEW YORK—NOVEMBER 24, 2020–(BUSINESS WIRE) – WaterMill Asset Management Corp. (together with its affiliates, “WaterMill” or “we”), which collectively with the other participants in its consent solicitation beneficially owns approximately 3.3% of the outstanding shares of Ziopharm Oncology, Inc. (NASDAQ: ZIOP) (“Ziopharm” or the “Company”), today released a new rebuttal presentation in response to the incumbent Board of Directors’ (the “Board”) recent attempt to mislead shareholders and rewrite history regarding Ziopharm’s relationship with Intrexon Corporation (“Intrexon”), which has been renamed Precigen Incorporated (“Precigen”). We invite shareholders to download and view the full presentation here.

As a reminder, WaterMill is seeking to reconstitute Ziopharm’s eight-member Board by removing four current directors and electing three highly-qualified and independent individuals: Robert Postma, Jaime Vieser and Holger Weis. WaterMill encourages shareholders to consent to all of its proposals on the WHITE consent card. We urge shareholders to sign, date and return each WHITE consent card they receive.

Robert Postma, Principal and Founder of WaterMill, commented:

“We believe that Ziopharm’s attempt to mislead shareholders and rewrite history in its recent presentation only validates our case for urgent change. Rather than assume accountability for years of value destruction and finally provide shareholders with a clear plan for commercializing the Company’s promising science, the incumbent Board is apparently resorting to peddling distortions about a 2018 ‘reset’ that has failed to deliver meaningful clinical progress and put an end to troubling boardroom interconnectivity. In our view, Ziopharm remains on the road to financial ruin due to the incumbents’ inability to effectively allocate capital, pursue revenue-generating opportunities and regain the investment community’s trust. This is why we are pursuing a shareholder-driven overhaul of the Board that we believe can lead to a sorely needed strategic review and infuse necessary ownership perspectives and accountability into the boardroom. Ziopharm does not need to continue suffering from a lack of commercial intensity and financial acumen in the boardroom.

Do not be fooled by the incumbent Board’s apparent misrepresentation of the facts: the truth is that the Company has lost 76% of its equity market value over the past five years as capital has been seemingly wasted on the Intrexon partnership and carelessly spent on leadership compensation. We contend that the directors we are seeking to remove have proven that they cannot be trusted or relied upon to initiate a turnaround. Moreover, Ziopharm already attempted a self-initiated director refresh in 2018 – since then, we believe the Board has continued to foster an anti-shareholder culture defined by poor governance practices and ill-conceived financing decisions that have blindsided and diluted shareholders.

Unlike the incumbent Board, my fellow nominees and I will prioritize business integrity, urgency and transparency in the boardroom. We believe Ziopharm’s leadership has consistently disregarded shareholder input, misled investors and dragged the Company into a financial hole, which is why we felt compelled to act. We are committed to continuing to invest our energy, resources and time to help Ziopharm finally realize the true potential of its science for the benefit of shareholders, providers and patients.”

***

We urge Ziopharm shareholders to consent to all five proposals on the WHITE consent card today by signing, dating and returning it in the postage-paid envelope provided. Please vote each and every WHITE consent card you receive since you may own multiple accounts. If you have already voted a Green revocation card from Ziopharm, a later-dated vote on the WHITE consent card will revoke that vote.

December 11, 2020 is our goal for the submission of written consents. Effectively, this means that you have until December 11, 2020 to consent to the proposals.

You may only consent by voting the WHITE consent card. Please throw away all Green revocation cards you receive.

***

For Investors:

Saratoga Proxy Consulting LLC

John Ferguson / Joe Mills, 212-257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Profile

Greg Marose / Bela Kirpalani, 347-343-2999

gmarose@profileadvisors.com / bkirpalani@profileadvisors.com

Item 2: Also on November 24, 2020, Watermill posted the following materials to www.FixZiopharm.com:

Item 3: Also on November 24, 2020, Watermill delivered the following email to subscribers of www.FixZiopharm.com:

Setting the record straight at Ziopharm.

Fellow Shareholder,

Today we released a new rebuttal presentation in response to Ziopharm's recent attempt to mislead shareholders and rewrite history.

Help us build a better Ziopharm for all shareholders by consenting to all five of our proposals on the WHITE consent card today.

You can review recent letters, presentations and share candid feedback at www.FixZiopharm.com.

Sincerely,
Robert Postma

Principal and Founder
WaterMill Asset Management Corp.

View Our Presentation